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                                                                      Exhibit 11

                                  ROPES & GRAY
                             One International Place
                        Boston, Massachusetts 02110-2624




                                                             October 10, 2002

RS Investment Trust
388 Market Street
San Francisco, California  94111

Ladies and Gentlemen:

     This opinion is being furnished in connection with the Registration Statement on Form N-14 (the "Registration Statement") being filed today by RS Investment Trust (the "Trust") under the Securities Act of 1933, as amended (the "Act"), relating to the proposed acquisition by RS Emerging Growth Fund (the "Emerging Growth Fund"), a series of shares of beneficial interest of the Trust, of substantially all the assets of RS Aggressive Growth Fund (the "Aggressive Growth Fund"), another series of shares of beneficial interest of the Trust, and the issuance of shares of beneficial interest of the Emerging Growth Fund in connection therewith (the "Shares"), all in accordance with the terms of the proposed Agreement and Plan of Reorganization by and among the Trust, on behalf of the Emerging Growth Fund and the Aggressive Growth Fund (the "Agreement and Plan of Reorganization") in substantially the form included as Appendix A to the Prospectus/Proxy Statement that is part of the Registration Statement.

         In connection with this opinion, we have examined:

1. A copy of the Agreement and Declaration of Trust of the Trust, dated May 11, 1987 certified by the Secretary of the Trust.

2. A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust, dated June 3, 1987 certified by the Secretary of State of The Commonwealth of Massachusetts.

3. A Certificate of Amendment of Agreement and Declaration of Trust dated October 15, 1990, certified by the Secretary of State of The Commonwealth of Massachusetts.

4. A Certificate of Amendment of Agreement and Declaration of Trust dated March 10, 1992, certified by the Secretary of State of The Commonwealth of Massachusetts.
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5.       A Certificate of Amendment of Agreement and Declaration of Trust dated
         December 1, 1994, certified by the Secretary of State of The Commonwealth of Massachusetts.

6. A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust, dated March 13, 1997, and evidence of the filing thereof with the Secretary of State of The Commonwealth of Massachusetts.

7. A copy of an Amendment to the Amended and Restated Agreement and Declaration of Trust, dated February 26, 1999, and evidence of the filing thereof with the Secretary of State of The Commonwealth of Massachusetts.

8.       A copy of the By-Laws of the Trust.

9.       The Agreement and Plan of Reorganization.

10. Resolutions of the Board of Trustees of the Trust adopted at a meeting held today.

11. Such other certificates, documents, and records as we have deemed necessary for the purpose of this opinion.

         We have assumed, for the purposes of this opinion, that, prior to the date of the issuance of the Shares, the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto and will constitute a legal, valid, and binding obligation of the Trust, on behalf of the Emerging Growth Fund.

         We were not involved in the organization of the Trust, and understand that in connection with the filing of the original registration statement of the Trust under the Securities Act of 1933, as amended, you received an opinion of other Massachusetts counsel to the effect that the Trust is an entity of the type commonly known as a "Massachusetts business trust". We have not examined independently the question of what law would govern the interpretation or enforcement of any provision of the Agreement and Declaration of Trust and have for this purpose assumed that the Trust is a duly established and validly existing unincorporated voluntary association with transferable shares under Massachusetts law (commonly known as a "Massachusetts business trust") and that the interpretation and enforcement of each provision of the Agreement and Declaration of Trust will be governed by the laws of The Commonwealth of Massachusetts.

         We have made such examination of Massachusetts law as we have deemed relevant for the purposes of this opinion. We express no opinion as to the effect of laws, rules, and regulations of any state or jurisdiction other than The Commonwealth of Massachusetts.

         Based upon and subject to the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of shares of the Emerging Growth Fund, and that, when the Shares are issued in accordance with the Agreement and Plan of Reorganization and

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sold on the terms described in the Registration Statement, such Shares will be validly issued, fully paid, and nonassessable by the Trust.

         Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the trust. However, the Agreement and Declaration of Trust disclaims liability of any shareholder for payment under any credit, contract, or claim against the Trust or any series of the Trust. The Agreement and Declaration of Trust provides for indemnification by the Trust of any shareholder or former shareholder held liable solely by reason of his or her being or having been a shareholder and not because of his or her acts or omissions or for some other reason. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

         We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement.

                                  Very truly yours,

                                  /s/ Ropes & Gray

                                  Ropes & Gray